FOR IMMEDIATE RELEASE
---------------------

Media Contact:
Kay Birdsong Candler
404.351.6616
kcandler@ebank.com


                      ebank.com, Inc. Announces Closing of
        Private Placement Offerings That Raised Approximately $6 Million


ATLANTA, GA, July 2, 2001 - ebank.com, Inc. (OTC:BB:EBDC), a unitary thrift holding company for its federal savings bank, ebank, is pleased to announce the closing of two private offerings: (1) a $5 million private offering that was commenced in September of 2000 and completed June 5, 2001; and (2) a $975,000 private offering that was commenced on June 18, 2001 and completed June 26, 2001. ebank.com sold 500,000 units in the first private offering and raised approximately $4.5 million in net proceeds, and it sold 97,500 units in the second private offering and raised approximately $875,000 in net proceeds. James
L. Box, Chief Executive Officer stated: "The proceeds of these offerings will be used to repay indebtedness, support loan growth, and to further our business objectives. We are pleased that we have been able to raise the full amount authorized for these offerings. We view this as a validation of our efforts to reposition ebank as a traditional community bank with a strong Internet presence as one of its many delivery channels."

         Each unit in the first offering consists of four shares of 8% cumulative convertible preferred stock and a warrant to purchase two shares of common stock for $3.50 per share. Each share of preferred stock issued in this offering is convertible into one share of common stock. The preferred stock is convertible at any time at the option of the holder. In addition, ebank.com may require conversion of the preferred stock when the closing price of its common stock equals or exceeds $10.00 per share for 15 consecutive trading days. ebank.com may elect to pay dividends on the preferred stock either in cash or in additional shares of its common stock. The warrants will terminate on the earlier of five years or 30 days after ebank.com notifies the holder that the closing price of its common stock has equaled or exceeded $5.00 per share for 20 consecutive days. The units are subject to restrictions on transferability and resale, and they may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws. However, ebank.com has agreed to file a "shelf" registration statement on behalf of the investors.

         Each unit issued in the second offering carries the same terms and is subject to the same restrictions as the units in the first offering except that
(1) the warrants to purchase common stock are exercisable for


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$4.00 per share; and (2) ebank may redeem the warrants only after it notifies the holder that the closing price of its common stock has equaled or exceeded $5.50 per share for 20 consecutive days.

         Attkisson Carter, and Akers, a broker dealer registered with the National Association of Securities Dealers, Inc., served as the placement agent for the private offerings.

About ebank.com, Inc.
Based in Atlanta, GA, ebank.com, Inc., a unitary thrift holding company, serves the financial needs of both retail and small business customers nationwide through its Atlanta-based banking center and the Internet. The company's subsidiary thrift, ebank, provides a broad array of financial products and services to its small business and retail customers, including checking accounts, money markets, CDs, ATM cards, equipment leasing, home loans, commercial loans, credit cards and bill payment services. For more information, visit www.ebank.com.

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective, such as statements relating to ebank.com's future business strategies. These statements are based on many assumptions and estimates, many of which are beyond ebank.com's control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," as well as similar expressions, identify such forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or expectations of ebank.com and its management. These forward-looking statements are not guarantees of future performance and actual results may differ materially from those projected in the forward-looking statements as a result of risks such as (1) ebank.com's limited operating history; (2) whether ebank.com can successfully implement its new business strategies or will need additional capital; and (3) whether ebank.com can manage its projected growth.